For Immediate Release

Truven Health Analytics Acquires Simpler Consulting

World-Class Healthcare Cost and Quality Analytics Now Paired with Lean Enterprise Transformation to Drive Breakthrough Healthcare Performance Improvement

Ann Arbor, MI, April 14, 2014 – Truven Health AnalyticsTM, a leading provider of healthcare analytics and data solutions and services, today announced the acquisition of Simpler Consulting®, the global leader in providing Lean enterprise transformation services. The strategic acquisition combines Truven’s market-leading cost and quality analytics with Simpler’s performance management consulting capabilities to deliver impactful and tangible performance improvement solutions to healthcare, government and commercial customers.

“Big data and analytics are only half the equation; our clients not only need clear guidance but also the means to improve performance,” said Mike Boswood, Truven Health Analytics president and CEO. “By aligning Simpler’s proven management performance improvement systems with our industry-leading analytics offerings and global market coverage, we can now offer comprehensive end-to-end solutions for the healthcare industry’s most pressing needs.”

Simpler is the largest Lean enterprise transformation coaching and consulting organization in the world. The firm’s healthcare practice was launched in 2003 and is growing at double-digit rates annually. Throughout its 18-year history, Simpler has built a strong reputation for bringing its Simpler Business System® for Lean operations to healthcare and other organizations around the world to decrease costs, improve quality outcomes, increase throughput and generate higher revenues.

“Healthcare reform has created a perfect storm of new payment models and detailed data reporting requirements for every single touch point in the healthcare ecosystem, which can make it very difficult to run an efficient business,” said Marc Hafer, Simpler’s CEO. “We’ve long known Truven as the absolute best healthcare analytics firm and we are thrilled at the prospect of what our combined offerings will bring to the industry.”

Hafer and the entire Simpler management team will continue to run the business as a unit of Truven Health Analytics serving healthcare, commercial/industrial and public sector industries and will report into Roy Martin, EVP and COO of Truven’s commercial division.

With this acquisition, Truven will offer a comprehensive range of analytics, data management, management consulting, and performance improvement services to hospitals and health systems, government agencies, employers, health plans and life sciences companies.

Clearsight Advisors served as financial advisor to Simpler in the transaction.

About Truven Health Analytics

At Truven Health Analytics we are dedicated to delivering the answers our clients need to improve healthcare quality and reduce costs. We are a healthcare analytics company with robust, widely-respected data assets and advanced analytic expertise that have served the global healthcare industry for more than 30 years. These combine with our unique perspective from across the entire healthcare industry to give hospitals, clinicians, employers, health plans, government agencies, life sciences researchers, and policymakers the confidence they need to make the right decisions, right now, every time. With our healthcare-specific expertise and tools for managing complex and disparate data, we understand how to implement and integrate tailored analytics that drive improvement.

Truven Health Analytics owns some of the most trusted brands in healthcare, such as Micromedex, ActionOI, 100 Top Hospitals, MarketScan, and Advantage Suite. Truven has its principal offices in Ann Arbor, Mich.; Chicago; and Denver. For more information, please visit www.truvenhealth.com.

MEDIA CONTACT:

John Roderick
For Truven Health Analytics
J. Roderick, Inc. Public Relations
john@jroderick.com
631.584.2200